Exhibit 99.1

SemiLEDs Reports Second Quarter Fiscal Year 2022

Financial Results

Hsinchu, Taiwan (April 7, 2022) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the second quarter of fiscal year 2022, ended February 28, 2022.

Revenue for the second quarter of fiscal 2022 increased to $2.2 million, compared to $1.5 million in the first quarter of fiscal 2022. GAAP net loss attributable to SemiLEDs stockholders for the second quarter of fiscal 2022 decreased to $172 thousand, or $(0.04) per diluted share, compared to a net loss of $518 thousand, or $(0.12) per diluted share, in the first quarter of fiscal 2022.

GAAP gross margin for the second quarter of fiscal 2022 increased to 24%, compared to 14% for the first quarter of fiscal 2022. Operating margin for the second quarter of fiscal 2022 improved to negative 17%, compared to negative 67% for the first quarter of fiscal 2022. The Company’s cash and cash equivalents were $3.7 million at February 28, 2022, compared to $4.1 million at the end of the first quarter of fiscal 2022.

We are unable to forecast revenue for the third quarter ending May 31, 2022 at this time given the continuing uncertain impact of COVID-19 on the economy and the Company.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 28,	November 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,712	$4,082
Restricted cash and cash equivalents	89	90
Accounts receivable (including related parties), net	1,437	811
Inventories	4,331	4,252
Prepaid expenses and other current assets	261	305
Total current assets	9,830	9,540
Property, plant and equipment, net	4,812	5,036
Operating lease right of use assets	1,744	1,597
Intangible assets, net	112	122
Investments in unconsolidated entities	1,001	1,010
Other assets	172	164
TOTAL ASSETS	$17,671	$17,469
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,113	$5,113
Accounts payable	997	757
Accrued expenses and other current liabilities	2,436	2,575
Operating lease liabilities, current	916	841
Liabilities held for sale	141	82
Total current liabilities	9,603	9,368
Long-term debt, excluding current installments	2,285	2,434
Operating lease liabilities, less current portion	1,603	1,515
Total liabilities	13,491	13,317
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	182,452	182,298
Accumulated other comprehensive income	3,578	3,552
Accumulated deficit	(181,901)	(181,729)
Total SemiLEDs stockholders' equity	4,129	4,121
Noncontrolling interests	51	31
Total equity	4,180	4,152
TOTAL LIABILITIES AND EQUITY	$17,671	$17,469

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	February 28,	November 30,
	2022	2021
Revenues, net	$2,176	$1,465
Cost of revenues	1,653	1,262
Gross profit	523	203
Operating expenses:
Research and development	295	404
Selling, general and administrative	746	777
Gain on disposals of long-lived assets	(139)	—
Total operating expenses	902	1,181
Loss from operations	(379)	(978)
Other income (expenses):
Interest expenses, net	(92)	(91)
Other income, net	385	566
Foreign currency transaction loss, net	(66)	(22)
Total other income, net	227	453
Loss before income taxes	(152)	(525)
Income tax expense	—	—
Net loss	(152)	(525)
Less: Net gain (loss) attributable to noncontrolling interests	20	(7)
Net loss attributable to SemiLEDs stockholders	$(172)	$(518)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.04)	$(0.12)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,490	4,460

3